CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

BLACKROCK KELSO CAPITAL CORPORATION

_________________________________________

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

_________________________________________

BlackRock Kelso Capital Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

FIRST:  Section 4.1 of Article IV of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

Section 4.1    The total number of shares of stock which the Corporation shall have authority to issue is one hundred million and five hundred (100,000,500) shares of which the Corporation shall have authority to issue one hundred million (100,000,000) shares of common stock (the "Common Shares"), each having a par value of one one-thousandth of a dollar ($0.001), and five hundred (500) shares of preferred stock (the "Preferred Shares"), each having a par value of one one-thousandth of a dollar ($0.001).

SECOND:  The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, BlackRock Kelso Capital Corporation has caused this Certificate to be duly executed in its corporate name this 28th day of March,2007.

BlackRock Kelso Capital Corporation

By:	/s/ Frank D. Gordon
Name:	Frank D. Gordon
Title:	Chief Financial Officer